Exhibit (p)(8)

CODE OF ETHICS
OF
AMBS INVESTMENT COUNSEL, LLC

(Adopted Effective December, 2000)
(amended November 2004, August 2006, & December 2009)

I.	INTRODUCTION

It is the policy of AMBS Investment Counsel, LLC (“AMBS”) to protect the interests of each of the firm’s clients and to place the clients’ interests first and foremost in every situation.  This Code of Ethics seeks to clarify that policy and to point out any applicable regulations and associated penalties. The goal is to avoid conflicts of interest and to protect AMBS’ clients.

This Code of Ethics (“Code”) is being adopted in compliance with the requirements of the Securities and Exchange Commission and the Investment Advisers Act of 1940 (“Advisers Act”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such procedures are contained in this Code. These policies and procedures are applicable to officers and employees of AMBS, while outside directors are governed by comparable policies and procedures adopted by their employers. The Code also contains procedures with respect to personal securities transactions of all AMBS’ officers and employees. These procedures cover transactions in a security in which the officer or employee has a beneficial interest (as defined herein) or in accounts over which the officer or employee exercises control, as well as transactions by members of officer or employee’s immediate family.

Section 206 of the Advisers Act makes it unlawful for AMBS or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standards and procedures reasonably necessary to prevent violations of the Code.

This Code of Ethics is based upon the principle that the officers and employees of AMBS owe a fiduciary duty to AMBS’ clients to conduct their affairs, including their personal securities transactions, in such manner to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Compliance Officer of AMBS, Kathleen A. Maciejewski, to report material violations of the Code to AMBS’ Senior Management and Board of Directors.

By complying with the Code, AMBS’ employees can minimize the company’s and their own personal exposure from potential violation of laws governing securities transactions and fiduciary relationships. Adherence to the Code is a basic condition of employment. All AMBS employees will be provided a copy of the “Code of Ethics” at the inception of employment and also whenever any amendments are made. Receipt of the “Code of Ethics” must be acknowledged in writing. Any questions about the Code or the applicability of the Code to a particular transaction should be directed to the Compliance Officer or your immediate supervisor.

II.	POLICY STATEMENT ON INSIDER TRADING

AMBS forbids any officer or employee from trading on the basis of material nonpublic information, either personally or on behalf of others, including accounts managed by AMBS, or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” AMBS’ policy applies to every officer and employee and extends to activities within and outside their duties at the firm. Any questions regarding AMBS’ insider trading safeguards should be referred to the Compliance Officer.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to trading while aware of material nonpublic information (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

1.	trading by an insider, on the basis of material nonpublic information, or

2.
trading by a non-insider, on the basis of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated, or

3.	communicating material nonpublic information to others.

The concept of “insider” is broad. It includes officers and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs when the person has a duty of trust or confidence to the company. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. AMBS may become a temporary insider of a company it advises or for which it performs other services. For that to occur, the company must expect us to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before AMBS will be considered an insider.

Trading on the basis of inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Before trading for yourself or others in the securities of a company about which you may be aware of inside information, ask yourself the following questions:

1.
Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially effect the market price of the securities if generally disclosed?

2.	Is the information nonpublic? How and from whom has the information been obtained? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

1.	Report the matter immediately to the Compliance Officer or a senior partner.

2.	Do not purchase or sell the securities on behalf of yourself or others.

3.	Do not communicate the information inside or outside AMBS, other than to the Compliance Officer or a senior partner.

4.	After the Compliance Officer or a senior partner has reviewed the facts, you will be given appropriate instructions.

Information about which you are aware that you identify as material and nonpublic may not be communicated to anyone, including persons within AMBS, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic or proprietary information should be sealed; access to computer files containing such information should be restricted.

The role of the Compliance Officer is critical to the implementation and maintenance of AMBS’ policy and procedures against insider trading. AMBS’ supervisory procedures can be divided into two classifications - prevention of insider trading and detection of insider trading. The strict observance of these procedures is vital since penalties for trading on or communicating material nonpublic information can be severe. Apart from termination of employment with AMBS, an employee can be subject to the following penalties even if he or she does not personally benefit from the violation: civil injunctions; disgorgement of profits; jail sentences; substantial fines up to three times the profit gained or loss avoided.

To prevent insider trading, AMBS will supplement this policy with timely information to familiarize its employees with current developments and, when it has been determined that an officer or employee has material nonpublic information, implement measures to prevent dissemination of such information, and, if necessary, restrict employees from trading the securities.

To detect insider trading, the Compliance Officer will review the personal trading activity reports (as described below) filed by each officer and employee and the trading activity of accounts managed by AMBS.

III.	PROHIBITED TRANSACTIONS

1.	Certain Conduct.
No employee shall engage in any act, practice or course of conduct, which would violate the antifraud provisions of Section 206 set forth above. Nor shall any employee or affiliate of AMBS sell to or purchase from a client any security or other property.

2.	Gifts.
No employee shall accept any gift or other thing of more than $100 in value from any person or entity that does, or seeks to do, business with or on behalf of AMBS.  Gifts in excess of this value must either be returned to the donor or paid for by the recipient. It is not AMBS’ intent to prohibit the everyday courtesies of business life; therefore, employees may accept an occasional meal, theater ticket, entertainment, or sporting event that is an incidental part of a business meeting.

3.	Initial Public Offerings.
No employee or any member of his or her household may acquire any securities in an initial public offering without prior approval of the Compliance Officer or a senior partner. This prohibition is necessary to preclude any possibility of such person profiting from his or her position with AMBS or it’s relationships with its brokers.

4.	Private Placements
No employee may purchase any securities in a private placement, without prior approval of the Compliance Officer or a senior partner. Any person authorized to purchase securities in a private placement shall disclose that investment when they play a part in any subsequent consideration by AMBS’ of an investment in the issuer. In such circumstances, AMBS’ decision to purchase securities of the issuer shall be subject to independent review by senior partners with no personal interest in the issuer.

5.	Service as a Director.
No employee shall serve on the board of directors of any publicly traded company without prior authorization of AMBS’ Board of Directors. Any such authorization shall be based upon a determination that service on the board would he consistent with the interests of AMBS’ clients. Where board service is approved AMBS shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to that company’s securities.

6.	Board of Director Meetings
Under ordinary circumstances, meetings of the Board of Directors and other discussions with outside directors will not include any information relating to the voting or investment of any account of AMBS.  Notwithstanding the preceding statement, employees and officers of AMBS and outside directors may discuss general trends in the securities markets, including information relating to specific securities, for information purposes and that are not designed to influence, directly or indirectly, the investment discretion of AMBS.

7.	Corporation Securities.
No AMBS employee shall advise or recommend to clients the purchase or sale of any securities of Convergent Capital Management (CCM), City National Corporation, or its affiliates. No employee exercising discretion shall purchase or sell for a client any such securities, unless such transaction is entirely unsolicited and the employee has no role in evaluating the client’s investment decision.

AMBS employees may not purchase or sell any securities of CCM, City National, or its affiliates without the pre-approval of AMBS’ compliance officer.

IV.	PERSONAL SECURITIES TRANSACTIONS

1.	Trading Procedures and Restrictions
Officers and employees of AMBS are permitted to own and trade securities that are also owned by or bought and sold for clients. It is our belief that by aligning our personal financial interests with those of our clients, by owning the same securities and investing with the same philosophy, we make a positive statement about our commitment to AMBS’ investment process. However, it is crucial that we create safeguards to ensure that, in all cases, our duty to protect the best interests of AMBS’ clients remains our first priority. To that end no officer or employee shall:

(a)	purchase or sell any security in which he or she has any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

(i)	is being actively considered for initial purchase by AMBS, or
(ii)	is being actively considered for complete liquidation from client portfolios of AMBS

(b)	disclose to persons not employed by AMBS the securities activities engaged in or contemplated for client portfolios

For purposes of this prohibition, the italicized terms have the following meanings:
A security is “being actively considered for initial purchase” or is “being actively considered for complete liquidation ” when a recommendation to purchase or sell the security has been made and communicated by the Investment Committee or other advisory personnel, which includes when AMBS has a pending “buy” or “sell” order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. “Purchase or sale of a security” includes the writing of an option to purchase or sell a security.

‘Beneficial ownership’ shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of, Section 16 of the Securities Exchange Act of 1934 and the rules and regulations there under which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy sonic economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household. Further examples of Beneficial Ownership are provided in

Exhibit C.

After a stock has been added to or deleted from AMBS’ purchase list, account managers need ample time to execute transactions on behalf of their clients. The same is true when it is decided to sell an entire position from all client accounts. Therefore, a blackout period will be established during which time no personal securities transactions can be executed. This blackout period will begin when a stock is being actively considered for initial purchase or complete liquidation as defined above and end the earlier of (i) seven business days from the date that initial positions are established in client portfolios or (ii) after all transactions are completed for clients. In cases where thin trading creates liquidity problems in executing transactions for clients, the Compliance Officer or any senior partner has the authority to extend this blackout period. Notice of any such extension will be prominently displayed at the Bloomberg and communicated to all employees via Email. Under no circumstances may an account manager purchase or sell a security in any account in which they have a beneficial interest (as defined above) prior to completing initial purchase or complete liquidation transactions on behalf of their clients.

When a stock is an established position, held in client accounts, and no active decisions are known to be pending within AMBS regarding the security, directors and employees may freely execute personal trades of that security in the management of their personal finances.

2.	Disclosure of Personal Holdings and Identification of Brokerage Accounts.
All officers and employees shall disclose to the Compliance Officer all personal securities holdings upon the later of commencement of employment or the effective date of this Code. The report shall be made on the form attached as Exhibit A. All personal securities transactions must be conducted through brokerage accounts that have been identified to the Compliance Officer.

3.	Reporting of Personal Securities Transactions.
(a)
Every officer and employee shall report to the Compliance Officer the information described in the next paragraph with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Section IV) in the security; provided, however, that an officer or employee shall not be required to make a report with respect to transactions for any account over which such person does not have any direct influence.

To assist in determining whether you have a beneficial interest in a security, please review the examples attached in Exhibit C.

(b)
Reports required to be made under this paragraph shall be made not later than 10 business days after the end of the calendar quarter in which the transaction was effected. Every officer and employee shall be required to submit a report for all periods, including those periods in which no securities transactions were effected. A report shall he made on the form attached as Exhibit B. The form contains the following information:

(i)	the date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price at which the transaction was effected; and

(iv)	the name of the broker, dealer or bank with or through whom the transaction was effected.

(c)
Reports of personal securities transactions submitted to the Compliance Officer shall be confidential and shall be provided only to the officers and directors of AMBS and when necessary, AMBS’ counsel, or to regulatory authorities upon request.

4.	Compliance Review of Personal Securities Transaction Reports.
AMBS’ Compliance Officer will review the personal securities transactions reports submitted by all to determine compliance with the personal trading restrictions in the Code.

5.	Short-Term Trading.
Employees should be aware that short-term trading (i.e. within 60 days) might cause potential conflicts of interest with AMBS’ clients. Short term trading in securities held in AMBS’ model equity portfolios is prohibited for all AMBS officers and employees. Exceptions can be made in special personal circumstances with the prior approval of AMBS’ Compliance Officer or a senior partner.

V.	TRANSACTIONS EXEMPTED FROM QUARTERLY REPORTING PROCEDURES

The following transactions and securities are exempt from the reporting procedures described in Section IV:

1.	purchases or sales effected in any account over which the officer or employee has no direct influence or control.

2.	purchases or sales which are not voluntarily on the officer or employee’s part (i.e., stock splits, recapitalizations and mergers).

3.
purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

4.	purchases effected pursuant to an automatic investment plan

5.	listed index options and futures contracts.

6.	U.S. government securities.

7.	money market securities

7.	bank certificates of deposit or commercial paper.

8.	shares of unaffiliated open-end investment companies (mutual funds).

VI.	CONFLICTS OF INTEREST

Every employee of AMBS shall notify the Compliance Officer of any personal conflict or other relationship that may involve AMBS’ clients, such as the existence of any business or economic relationship between them. Notification should be made at the time any such conflict arises and in the Initial Report (Exhibit A).

VII.	REPORTING OF VIOLATIONS TO THE BOARD OF DIRECTORS

1.	The Compliance Officer of AMBS shall promptly report to the senior partners or the Board of Directors all apparent material violations of this Code of Ethics and the reporting requirements thereunder.

2.
When the Compliance Officer of AMBS finds that a transaction otherwise reportable to the Board of Directors under paragraph 1 of this section could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Section 206 of the Advisers Act, she/he may, in her/his discretion, lodge a written memorandum of such finding and the reasons therefore with the reports made pursuant to this Code of Ethics, in lieu of reporting the transaction to the Board of Directors.

3.
The Board of Directors shall consider reports made to it hereunder and shall determine whether or not this Code of Ethics has been violated and what sanctions, if any, should be imposed. The senior partners or Board of Directors will determine what action is appropriate for any breach of the Code and possible actions may include reprimands, fines or assessments, removal from office or suspension or termination of employment.

VIII.	RETENTION OF RECORDS

This Code of Ethics, a list of all persons required to make reports hereunder from time to time, a copy of each personal securities transaction report made by an employee, each memorandum made by the Compliance Officer of AMBS hereunder and a record of known violations and actions taken as a result thereof, shall be maintained by AMBS’ President.

IX.	CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

Every AMBS employee shall certify annually on Exhibit A that he or she:

(a)	has read and understands the Code of Ethics and recognizes that he or she is subject thereto;

(b)	has complied with the requirements of the Code of Ethics; and

(c)	has reported all conflicts of interest and personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics.

(d)
In addition, all officers and employees must resubmit names and addresses of each investment account that they have with banks, brokers or other firms and complete the information on Exhibit A, Page 1 & 2 by January 31st.